BLUE BIRD REPORTS FISCAL 2025 FIRST QUARTER RESULTS;
BEATS FIRST QUARTER GUIDANCE;
REAFFIRMS 2025 GUIDANCE AND LONG-TERM OUTLOOK

Net Sales of $314M and GAAP Net Income of $29M
Adj. EBITDA of $46M with 15% Margin and 2,130 Buses Sold
FY2025 Adj. EBITDA Reaffirmed at $200M or 14% of Revenue

MACON, Ga. (February 5, 2025) – Blue Bird Corporation (“Blue Bird”) (Nasdaq: BLBD), the leader in electric and low-emission school buses, announced today its fiscal 2025 first quarter results.

Highlights

(in millions except Unit Sales and EPS data)	Three Months Ended December 28, 2024	B/(W) Prior Year
Unit Sales	2,130	1
GAAP Measures:
Revenue	$313.9	$(3.8)
Net Income	$28.7	$2.6
Diluted EPS	$0.86	$0.05
Non-GAAP Measures[1]:
Adjusted EBITDA	$45.8	$(1.9)
Adjusted Net Income	$30.6	$0.9
Adjusted Diluted EPS	$0.92	$0.01
1 Reconciliation to relevant GAAP metrics shown below

“I am incredibly proud of our team’s achievements in delivering another outstanding result and near record profit in the first quarter,” said Phil Horlock, President & CEO of Blue Bird Corporation. “The Blue Bird team continued to exceed expectations, improving operations, driving new orders, and expanding our leadership in alternative-powered buses. Market demand remains very strong with nearly 4,400 units in our order backlog at the end of the first quarter. Unit sales were about the same as last year, with revenue down by $3.8M, driven by product mix, and we delivered an exceptional 14.6% Adj. EBITDA margin. With 94% of our first quarter unit sales mix comprised of internal combustion engine (ICE) buses, this result demonstrates the very strong earnings power of our base business.

“In our push to expand our leadership in alternative-powered school buses, we delivered over 130 electric-powered buses this quarter, ahead of the plan we communicated in November. We also saw strong growth in EV orders from both the EPA’s Clean School Bus Program and state/local level programs. As of today, we have approximately 1,000 EV buses either sold or in our firm order backlog, which supports our EV sales target for 2025.

“Based on our strong Q1 performance, we’ve reaffirmed our full-year financial guidance for Adjusted EBITDA at $200 million, with a 14% margin. This will be an all-time full-year record for Blue Bird, and we look forward to sustained profitable growth in the coming years.”

FY2025 Guidance and Long-Term Outlook Reaffirmed

“We are very pleased with the first quarter results, with the second highest ever Q1 Adj. EBITDA” said Razvan Radulescu, CFO of Blue Bird Corporation. “Our business is in a very strong position and we continue to deliver ahead of the plan we have been messaging. We are reaffirming our full-year 2025 guidance for Net Revenue to $1.4-1.5 Billion, Adj. EBITDA to $185-215 million and

Adj. Free Cash Flow to $40-60 million. Additionally, we are confirming our long-term profit outlook towards an Adjusted EBITDA margin of 15%+ on ~$2 billion in revenues.”

Fiscal 2025 First Quarter Results

Net Sales
Net sales were $313.9 million for the first quarter of fiscal 2025, a decrease of $3.8 million, or 1.2%, from the first quarter of last year. Bus sales decreased $5.3 million, reflecting a 1.9% decrease in average sales price per unit, primarily due to customer and product mix changes (lower EV volumes). In the first quarter of fiscal 2025, 2,130 units were booked compared with 2,129 units booked for the same period in fiscal 2024. Additionally, Parts sales increased $1.5 million, or 6.2%, for the first quarter of fiscal 2025 compared with the first quarter of fiscal 2024. This increase is primarily attributed to price increases, driven by ongoing inflationary pressures, as well as higher fulfillment volumes and slight variations due to product and channel mix.

Gross Profit
First quarter gross profit of $60.3 million represented a decrease of $3.2 million from the first quarter of last year. The decrease was primarily driven by the $3.8 million decrease in net sales, discussed above, and partially offset by a corresponding decrease of $0.5 million in cost of goods sold.

Net Income
Net income was $28.7 million for the first quarter of fiscal 2025, which was a $2.6 million increase from the first quarter of last year. The increase was primarily driven by $2.6 million in emission credits that the Company sold in the first quarter of fiscal 2025, recorded in other income (expense), net, with no similar income in the first quarter of fiscal 2024.

Adjusted Net Income
Adjusted net income was $30.6 million, largely consistent with the $29.7 million from the same period last year.

Adjusted EBITDA
Adjusted EBITDA was $45.8 million, which was a decrease of $1.9 million compared with the first quarter of fiscal 2024. This decrease results primarily from the lower gross profit, partially offset by improvements in other income(expense), net, as described above..

Conference Call Details

Blue Bird will discuss its first quarter 2025 results in a conference call at 4:30 PM ET today. Participants may listen to the audio portion of the conference call either through a live audio webcast on the Company's website or by telephone. The slide presentation and webcast can be accessed via the Investor Relations portion of Blue Bird's website at www.blue-bird.com.

•Webcast participants should log on and register at least 15 minutes prior to the start time on the Investor Relations homepage of Blue Bird’s website at http://investors.blue-bird.com. Click the link in the events box on the Investor Relations landing page.

•Participants desiring audio only should dial 404-975-4839 or 833-470-1428. The access code is 393430.

A replay of the webcast will be available approximately two hours after the call concludes via the same link on Blue Bird’s website.

About Blue Bird Corporation

Blue Bird (NASDAQ: BLBD) is recognized as a technology leader and innovator of school buses since its founding in 1927. Our dedicated team members design, engineer and manufacture school buses with a singular focus on safety, reliability, and durability. School buses carry the most precious cargo in the world – 25 million children twice a day – making them the most trusted mode of student transportation. The company is the proven leader in low- and zero-emission school buses with more than 20,000 propane, natural gas, and electric powered buses in operation today. Blue Bird is transforming the student transportation industry through cleaner energy solutions. For more information on Blue Bird's complete product and service portfolio, visit www.blue-bird.com.

Key Non-GAAP Financial Measures We Use to Evaluate Our Performance

This press release includes the following non-GAAP financial measures “Adjusted EBITDA,” "Adjusted EBITDA Margin," "Adjusted Net Income," "Adjusted Diluted Earnings per Share," “Free Cash Flow” and “Adjusted Free Cash Flow”. Adjusted EBITDA and Free Cash Flow are financial metrics that are utilized by management and the board of directors, as and when applicable, to determine (a) the annual cash bonus payouts, if any, to be made to certain employees based upon the terms of the Company’s Management Incentive Plan, and (b) whether the performance criteria have been met for the vesting of certain equity awards granted annually to certain members of management based upon the terms of the Company’s Omnibus Equity Incentive Plan. Additionally, consolidated EBITDA, which is an adjusted EBITDA metric defined by our Credit Agreement that could differ from Adjusted EBITDA discussed above as the adjustments to the calculations are not uniform, is used to determine the Company's ongoing compliance with several financial covenant requirements, including being utilized in the denominator of the calculation of the Total Net Leverage Ratio. Accordingly, management views these non-GAAP financial metrics as key for the above purposes and as a useful way to evaluate the performance of our operations as discussed further below.

Adjusted EBITDA is defined as net income or loss prior to interest income; interest expense including the component of operating lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our U.S. GAAP financial statements) that represents interest expense on lease liabilities; income taxes; and depreciation and amortization including the component of operating lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our U.S. GAAP financial statements) that represents amortization charges on right-of-use lease assets; as adjusted for certain non-cash charges or credits that we may record on a recurring basis such as share-based compensation expense and unrealized gains or losses on certain derivative financial instruments as well as certain charges such as (i) transaction related costs or (ii) discrete expenses related to major cost cutting and/or operational transformation initiatives. While certain of the charges that are added back in the Adjusted EBITDA calculation, such as transaction related costs and major cost cutting and/or operational transformation initiatives, represent operating expenses that may be recorded in more than one annual period, the significant project or transaction giving rise to such expenses is not considered to be indicative of the Company’s normal operations. Accordingly, we believe that these, as well as the other credits and charges that comprise the amounts utilized in the determination of Adjusted EBITDA described above, should not be used in evaluating the Company’s ongoing annual operating performance.

We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of performance defined in accordance with U.S. GAAP. The measures are used as a supplement to U.S. GAAP results in evaluating certain aspects of our business, as described below.

We believe that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share are useful to investors in evaluating our performance because the measures consider the performance of our ongoing operations, excluding decisions made with respect to capital investment, financing, and certain other significant initiatives or transactions as outlined in the preceding paragraph. We believe the non-GAAP measures offer additional financial metrics that, when coupled with the GAAP results and the reconciliation to GAAP results, provide a more complete understanding of our results of operations and the factors and trends affecting our business.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Diluted Earnings per Share should not be considered as alternatives to net income or GAAP earnings per share as an indicator of our performance or as alternatives to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. Although we believe the non-GAAP measures may enhance an evaluation of our operating performance based on recent revenue generation and product/overhead cost control because they exclude the impact of prior decisions made about capital investment, financing, and other expenses, (i) other companies in Blue Bird’s industry may define Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share differently than we do and, as a result, they may not be comparable to similarly titled measures used by other companies in Blue Bird’s industry, and (ii) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share exclude certain financial information that some may consider important in evaluating our performance.

We compensate for these limitations by providing disclosure of the differences between Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of our operating results.

Our measures of “Free Cash Flow” and "Adjusted Free Cash Flow" are used in addition to and in conjunction with results presented in accordance with GAAP and free cash flow and adjusted free cash flow should not be relied upon to the exclusion of GAAP financial measures. Free cash flow and adjusted free cash flow reflect an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

We define Free Cash Flow as total cash provided by/used in operating activities as adjusted for net cash paid for the acquisition of fixed assets and intangible assets. We use Free Cash Flow, and ratios based on Free Cash Flow, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a more conservative measure of cash flow since purchases of fixed assets and intangible assets are a necessary component of ongoing operations.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements include statements in this press release regarding guidance, seasonality, product mix and gross profits and may include statements relating to:

•Inherent limitations of internal controls impacting financial statements
•Growth opportunities
•Future profitability
•Ability to expand market share
•Customer demand for certain products
•Economic conditions (including tariffs) that could affect fuel costs, commodity costs, industry size and financial conditions of our dealers and suppliers
•Labor or other constraints on the Company’s ability to maintain a competitive cost structure
•Volatility in the tax base and other funding sources that support the purchase of buses by our end customers
•Lower or higher than anticipated market acceptance for our products
•Other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by us (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Contact:
Mark Benfield
Investor Relations
(478) 822-2315
Mark.Benfield@blue-bird.com

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands of dollars, except for share data)	December 28, 2024	September 28, 2024
Assets
Current assets
Cash and cash equivalents	$136,119	$127,687
Accounts receivable, net	13,996	59,099
Inventories	163,120	127,798
Other current assets	17,623	8,795
Total current assets	$330,858	$323,379
Property, plant and equipment, net	$98,384	$97,322
Goodwill	18,825	18,825
Intangible assets, net	43,087	43,554
Equity investment in affiliates	34,393	32,089
Deferred tax assets	2,112	2,399
Finance lease right-of-use assets	156	332
Pension	5,156	4,649
Other assets	2,251	2,345
Total assets	$535,222	$524,894
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$137,757	$143,156
Warranty	7,059	7,166
Accrued expenses	46,738	55,775
Deferred warranty income	9,907	9,421
Finance lease obligations	436	975
Other current liabilities	22,530	14,480
Current portion of long-term debt	5,000	5,000
Total current liabilities	$229,427	$235,973
Long-term liabilities
Revolving credit facility	$—	$—
Long-term debt	88,828	89,994
Warranty	9,068	9,013
Deferred warranty income	19,652	18,541
Deferred tax liabilities	368	2,783
Finance lease obligations	6	6
Other liabilities	8,168	9,020
Total long-term liabilities	$126,090	$129,357
Guarantees, commitments and contingencies
Stockholders' equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares outstanding at December 28, 2024 and September 28, 2024	$—	$—
Common stock, $0.0001 par value, 100,000,000 shares authorized, 32,111,078 and 32,268,022 shares issued and outstanding at December 28, 2024 and September 28, 2024, respectively	3	3
Additional paid-in capital	187,379	185,977
Retained earnings	18,686	—
Accumulated other comprehensive loss	(26,363)	(26,416)
Total stockholders' equity	$179,705	$159,564
Total liabilities and stockholders' equity	$535,222	$524,894

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
(in thousands of dollars except for share data)	December 28, 2024	December 30, 2023
Net sales	$313,872	$317,660
Cost of goods sold	253,555	254,102
Gross profit	$60,317	$63,558
Operating expenses
Selling, general and administrative expenses	27,275	25,602
Operating profit	$33,042	$37,956
Interest expense	(1,915)	(3,631)
Interest income	1,568	1,088
Other income (expense), net	2,916	(1,221)
Loss on debt refinancing	—	(1,558)
Income before income taxes	$35,611	$32,634
Income tax expense	(8,693)	(8,446)
Equity in net income of non-consolidated affiliates	1,804	1,962
Net income	$28,722	$26,150

Earnings per share:
Basic weighted average shares outstanding	32,227,723	32,170,779
Diluted weighted average shares outstanding	33,360,940	32,429,127
Basic earnings per share	$0.89	$0.81
Diluted earnings per share	$0.86	$0.81

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
(in thousands of dollars)	December 28, 2024	December 30, 2023
Cash flows from operating activities
Net income	$28,722	$26,150
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	3,856	3,618
Non-cash interest expense	84	132
Share-based compensation expense	2,506	2,051
Equity in net income of non-consolidated affiliates	(1,804)	(1,962)
Dividend from equity investment in affiliates	—	2,991
Loss on disposal of fixed assets	20	4
Deferred income tax expense	(2,145)	1,143
Amortization of deferred actuarial pension losses	70	172
Loss on debt refinancing	—	1,558
Changes in assets and liabilities:
Accounts receivable	45,103	1,467
Inventories	(35,322)	(7,171)
Other assets	(9,241)	(3,095)
Accounts payable	(5,473)	(23,103)
Accrued expenses, pension and other liabilities	34	(3,738)
Total adjustments	$(2,312)	$(25,933)
Total cash provided by operating activities	$26,410	$217
Cash flows from investing activities
Cash paid for fixed assets	$(4,594)	$(2,904)
Equity investment in affiliates	(500)	—
Total cash used in investing activities	$(5,094)	$(2,904)
Cash flows from financing activities
Revolving credit facility borrowings	$—	$36,220
Term loan borrowings	—	100,000
Term loan repayments	(1,250)	(131,800)
Principal payments on finance leases	(538)	(145)
Cash paid for debt costs	—	(3,128)
Repurchase of common stock in connection with repurchase program	(10,036)	—
Repurchase of common stock in connection with stock award exercises	(1,445)	(301)
Cash received from stock option exercises	385	149
Total cash (used in) provided by financing activities	$(12,884)	$995
Change in cash and cash equivalents	8,432	(1,692)
Cash and cash equivalents at beginning of period	127,687	78,988
Cash and cash equivalents at end of period	$136,119	$77,296

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended
(in thousands of dollars)	December 28, 2024	December 30, 2023
Net income	$28,722	$26,150
Adjustments:
Interest expense, net (1)	433	2,655
Income tax expense	8,693	8,446
Depreciation, amortization, and disposals (2)	4,243	4,210
Share-based compensation expense	2,506	2,051
Stockholder transaction costs	—	1,221
Loss on debt refinancing	—	1,558
Micro Bird Holdings, Inc. total interest expense, net; income tax expense or benefit; depreciation expense and amortization expense	1,156	1,395
Other	—	(82)
Adjusted EBITDA	$45,753	$47,604
Adjusted EBITDA margin (percentage of net sales)	14.6%	15.0%

(1)    Includes $0.1 million for both fiscal periods, representing interest expense on operating lease liabilities, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.
(2)    Includes $0.4 million and $0.6 million for the three months ended December 28, 2024 and December 30, 2023, respectively, representing amortization charges on right-of-use lease assets, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.

Reconciliation of Free Cash Flow to Adjusted Free Cash Flow

	Three Months Ended
(in thousands of dollars)	December 28, 2024	December 30, 2023
Net cash provided by operating activities	$26,410	$217
Cash paid for fixed assets	(4,594)	(2,904)
Free cash flow	$21,816	$(2,687)
Cash paid for stockholder transaction costs	—	1,221
Cash paid for other items	—	(82)
Adjusted free cash flow	21,816	(1,548)

Reconciliation of Net Income to Adjusted Net Income

	Three Months Ended
(in thousands of dollars)	December 28, 2024	December 30, 2023
Net income	$28,722	$26,150
Adjustments, net of tax benefit or expense (1)
Share-based compensation expense	1,854	1,518
Stockholder transaction costs	—	904
Loss on debt modification	—	1,153
Other	—	(61)
Adjusted net income, non-GAAP	$30,576	$29,664

(1) Amounts are net of estimated tax rates of 26%.

Reconciliation of Diluted EPS to Adjusted Diluted EPS

	Three Months Ended
	December 28, 2024	December 30, 2023
Diluted earnings per share	$0.86	$0.81
One-time charge adjustments, net of tax benefit or expense	0.06	0.10
Adjusted diluted earnings per share, non-GAAP	$0.92	$0.91
Adjusted weighted average dilutive shares outstanding	33,360,940	32,429,127